EXHIBIT 99.1

As further discussed in Note 2 to our consolidated financial statements (located in Exhibit 99.3 of this Current Report on Form 8-K), our consolidated financial statements for the periods presented have been adjusted (1) for the retrospective application of Financial Accounting Standards Board Staff Position No. APB 14-1, “Accounting for Convertible Debt Instruments That May Be Settled in Cash Upon Conversion (Including Partial Cash Settlement),” (FSP APB 14-1”) (2) for the retrospective application of Financial Staff Position Emerging Issue Task Force 03-06-1, “Determining Whether Instruments Granted in Share Based Payment Transactions Are Participating Securities,”(“EITF 03-06-1”) (3) for the retrospective application of Financial Accounting Standards Board Statement No. 160 “Noncontrolling Interests in Consolidated Financial Statements,” (“SFAS No. 160”) and (4) for the presentation of the operations and financial position of Helix Energy Limited and its subsidiary, Helix RDS Limited, as discontinued operations following its sale in April 2009. In this Current Report on Form 8-K, the retrospective application of SFAS No. 160 affected each of the years ended December 31, 2008, 2007 and 2006.  The presentation of the operating results and financial position of Helix Energy Limited as discontinued operations affected the years ending December 31, 2008, 2007, 2006 and 2005. The retrospective application of FSP APB 14-1 affected the years ending December 31, 2008, 2007, 2006 and 2005; however, since we elected a Financial Statement Approach when adopting this standard only the years ended December 31, 2008, 2007 and 2006 are affected in the selected financials data table below with a cumulative effect of change in accounting treatment adjustment to the opening retained earnings on January 1, 2006.  Every period presented in this Current Report on Form 8-K is affected by the retrospective application of EITF 03-06-1.

Item 6.  Selected Financial Data.

The financial data presented below for each of the five years ended December 31, 2008, should be read in conjunction with Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations and Item 8. Financial Statements and Supplementary Data included elsewhere in the Exhibits to this Current Report on Form 8-K and our 2008 Form 10-K.

	Year Ended December 31,
	2008	2007(1)	2006(2)	2005	2004

	(In thousands, except per share amounts)

Net revenues	$2,114,074	$1,732,420	$1,328,136	$793,860	$543,392
Gross profit	372,191	505,907	503,478	281,737	171,912
Operating income (loss) (3)	(435,821)	411,279	392,061	221,233	123,031
Equity in earnings of investments	31,854	19,573	17,927	13,425	7,927
Income (loss) from continuing operations	(580,245)	343,639	338,816	152,199	82,659
Income (loss) from discontinued operations, net of taxes	(9,812)	1,347	4,806	369	─
Net income (loss), including noncontrolling interests(2)	(590,057)	344,986	343,622	152,568	82,659
Net income loss applicable to noncontrolling interests	(45,873)	(29,288)	(725)	─	─
Net income (loss) applicable to Helix	(635,930)	315,698	342,897	152,568	82,659
Preferred stock dividends and accretion	(3,192)	(3,716)	(3,358)	(2,454)	(2,743)
Net income (loss) applicable to Helix common shareholders(4)	(639,122)	311,982	339,539	150,114	79,916

Basic earnings (loss) per share of common stock (5):
Continuing operations	$(6.94)	$3.40	$3.92	$1.93	$1.05
Discontinued operations	(0.11)	0.02	0.06	─
Net income per common share	$(7.05)	$3.42	$3.98	$1.93	$1.05

Diluted earnings (loss) per share of common stock (5):
Continuing operations	$(6.94)	$3.25	$3.74	$1.85	$1.03
Discontinued operations	(0.11)	0.01	0.05	0.01	─
Net income per common share	$(7.05)	$3.26	$3.79	$1.86	$1.03

Weighted average common shares outstanding(5):
Basic	90,650	90,086	84,613	77,444	76,409
Diluted	90,650	95,647	89,714	81,965	79,062

(1)
Includes effect of the Horizon acquisition since December 11, 2007. See Item 8. Financial Statements and Supplementary Data “— Note 5 — Acquisition of Horizon Offshore, Inc.” for additional information.

(2)
Includes effect of the Remington acquisition since July 1, 2006. See Item 8. Financial Statements and Supplementary Data “— Note 4 — Acquisition of Remington Oil and Gas Corporation” for additional information.

(3)
Includes $896.9 million of impairment charges to reduce goodwill ($704.3 million) and certain oil and gas properties ($192.6 million) to their estimated fair value in fourth quarter of 2008.   Total impairment charges totaled  $920.0 million, $64.1 million, $0.8 million and $3.9 million for each of the years ending December 31, 2008, 2007, 2005 and 2004, respectively.  There were no impairments in 2006.  Also includes exploration expenses totaling $32.9 million ($27.1 million in fourth quarter of 2008) in 2008, $26.7 million in 2007, $43.1 million in 2006, $6.5 million in 2005.  We did not have any exploration expense in 2004.

(4)
Includes the impact of gains on subsidiary equity transactions of $98.5 million and $96.5 million for the year ended December 31, 2007 and 2006, respectively. The gains were derived from the difference in the value of our investment in CDI immediately before and after its issuance of stock as related to its acquisition of Horizon and its initial public offering.

(5)	All earnings per share information reflects a two-for-one stock split effective as of the close of business on December 8, 2005.

	As of December 31,
	2008(1)		2007(2)	2006(3)		2005	2004
	(In thousands)
Working capital	$287,225		$48,290	$310,524		$120,388	$112,799
Total assets	5,067,066	(1)	5,449,515	4,287,783		1,660,864	1,038,758
Long-term debt and capital leases (including current maturities)	2,027,226		1,758,186	1,431,235		447,171	148,560
Convertible preferred stock	55,000	(4)	55,000	55,000		55,000	55,000
Total controlling interest shareholders’ equity	1,191,149	(1)	1,829,951	1,556,314		629,300	485,292
Noncontrolling interests	322,627		263,926	59,802		─	─
Total equity	1,513,776		2,093,877	1,616,116	(5)	629,300	485,292

(1)
Includes the $907.6 million of impairment charges recorded in fourth quarter to reduce goodwill, intangible assets with indefinite lives and certain oil and gas properties to their estimated fair values.  See Item 8. Financial Statements and Supplementary Data “— Note 2 — Summary of Significant Accounting Policies.” for additional information.

(2)
Includes effect of the Horizon acquisition since December 11, 2007. See Item 8. Financial Statements and Supplementary Data “— Note 5 — Acquisition of Horizon Offshore, Inc.” for additional information.

(3)
Includes effect of the Remington acquisition since July 1, 2006. See Item 8. Financial Statements and Supplementary Data “— Note 4— Acquisition of Remington Oil and Gas Corporation” for additional information.

(4)
The holder of the convertible preferred stock redeemed $30 million of our convertible preferred stock into 5.9 million shares of our common stock in January 2009.  See Item 8. Financial Statements and Supplementary Data “— Note 13 — Convertible Preferred Stock” for additional information.

(5)	Total equity amount includes a January 1, 2006 $34.9 million cumulative effect on change of accounting principle to reflect the adoption of FSP ABP 14-1.